EXHIBIT 10.27

[IPASS LETTERHEAD]

October 31, 2008

VIA HAND DELIVERY

Kenneth D. Denman
iPass Inc.
3800 Bridge Parkway
Redwood Shores, CA 94065

Re:           Separation Agreement

Dear Ken:

This letter provides the terms of the separation agreement (the “Agreement”) between you and iPass Inc. (“iPass” or the “Company”), provided to aid in your employment transition.

1. Resignation of Employment and Board Positions.  You tendered the resignation of your employment, and the Company accepts your tendered resignation, effective as of the close of business on the date the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 is filed with the Securities and Exchange Commission (the “Separation Date”).  You agree that you will faithfully continue to perform your job duties (including transitioning your duties) through the Separation Date.  After the Separation Date, you will no longer be employed as Chief Executive Officer and President of the Company or hold any other employment or officer position with the Company or any of its subsidiaries or affiliated entities.  In addition, you agree, no later than the date that you sign this Agreement, to sign and return to the Company the Board resignation letter attached hereto as Exhibit A which provides for your resignation as a director on the Company’s Board of Directors (the “Board”), and your resignations from the boards of directors (and from any other positions or offices held by you) of any subsidiary entities of the Company, domestic and foreign, on which you serve.

2. Accrued Salary and Paid Time Off.  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused Paid Time Off (“PTO”) earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments by law.

3. Severance Benefits. Although the circumstances of your resignation do not qualify you for severance benefits under the terms of your offer letter agreement with the Company dated November 13, 2001, as amended (the “Offer Letter”), if, on or within twenty-one (21) days after you receive this Agreement, you sign, date and return this Agreement (along with the signed Board resignation letter attached as Exhibit A), and you do not revoke the Agreement, the Company agrees to provide you the severance benefits described below as your sole severance benefits; and you agree that you are not owed, and will not receive, any other severance benefits.  The severance benefits you are eligible to receive under this Agreement are as follows (the “Severance Benefits”):

(a)           Severance Payment.  The Company will pay you cash severance (the “Severance Payment”) calculated as follows:

(i)           An amount equal to nine (9) months of your base salary in effect as of the Separation Date; plus

(ii)           An additional “bonus” severance amount equal to seventy-five percent (75%) of your 2008 annual target bonus multiplied by the fraction equal to the actual bonus paid to you for the first three quarters of 2008, divided by the target bonus for the first three quarters of 2008.

The Severance Payment will be subject to required payroll deductions and withholdings and paid in a lump sum within ten (10) business days following the later of either the Effective Date of this Agreement (as defined in Section 13(d)) or the Separation Date.  The Severance Payment shall be paid no later than March 15, 2009.

(b)           Health Insurance.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  You will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under COBRA on or after the Separation Date.  If you timely elect continued group health insurance coverage pursuant to COBRA, the Company will pay your COBRA premiums sufficient to continue group health insurance coverage for you and your covered dependents (if applicable) at the level of coverage in effect as of the Separation Date, through the earlier of either (i) eighteen (18) months after the Separation Date, or (ii) the date that you become eligible for group health insurance coverage through another employer.  In the event you receive the Severance Benefits, you must promptly notify the Company in writing if you become eligible for group health insurance coverage through another employer within eighteen (18) months after the Separation Date.

 (c)           Equity Award Acceleration. Vesting of your outstanding stock options and any other equity awards (the “Equity Awards”) will cease on the Separation Date and your unvested shares and options shall terminate.  As part of the Severance Benefits, you will receive nine (9) months of vesting acceleration, effective as of the Separation Date, applicable to all Equity Awards (including but not limited to restricted stock and performance shares), and any specified performance target conditions contained in your Equity Awards shall not prevent the accelerated vesting of such Equity Awards.  Your rights to exercise any vested shares subject to the Equity Awards are governed by the terms of your operative agreements with the Company and the applicable equity plan.

4. No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not owed, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, variable compensation, or equity), severance, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested Equity Awards.

5. Expense Reimbursements.  You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

6. Return of Company Property. By the close of business on the Separation Date, or earlier if requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control.  You agree that you will make a diligent search to locate any such documents, property and information within the required timeframe.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then by the close of business on the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part).

7. Proprietary Information Obligations.  You acknowledge and reaffirm your continuing obligations under your Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), a signed copy of which is attached hereto for your reference as Exhibit B.

8. Disclosure.  You hereby acknowledge and agree that this Agreement and a description of the terms set forth herein will be filed by the Company with the Securities and Exchange Commission pursuant to its obligations as a reporting company under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, and consequently shall be publicly available.

9. Nondisparagement.  You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that all parties may respond accurately and fully to any question, inquiry or request for information when required by legal process.

10. No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

11. Cooperation and Assistance.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims.  However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.  Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.  In addition, you agree to timely execute any instruments or perform any other acts that are or may be necessary or appropriate to effect and carry out the transactions contemplated by this Agreement.

12. Nonsolicitation.  You agree that for one (1) year following the Separation Date, you will not, directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

13. Release of Claims.

(a)           General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance Benefits, you hereby generally and completely release iPass and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)           Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, PTO, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, claims arising under or based on the Offer Letter); (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)           Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d)           ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section 13 is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days in which to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to the Board); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(e)           Waiver of Unknown Claims.  In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

14. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, any applicable law or Company policy, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15. Dispute Resolution.  To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, including but not limited to statutory claims, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, CA conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules.  The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

16. Miscellaneous.  This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, then within twenty-one (21) days after your receipt of this Agreement, please sign and date below, and sign the Board resignation letter attached hereto as  Exhibit A, and return these fully signed documents to me.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement and the Board resignation letter from you within this timeframe.

I wish you the best in your future endeavors and thank you for your contributions to the Company and the Board.

Sincerely,

iPass Inc.

By:           /s/ John Beletic
John Beletic
Chairman of the Board

Exhibit A – Board Resignation Letter
Exhibit B – Proprietary Information and Inventions Agreement

Understood and Agreed:

/s/ Kenneth D. Denman

Kenneth D. Denman

October 31, 2008
Date

Exhibit A

BOARD RESIGNATION LETTER

October 31, 2008

Board of Directors
iPass Inc.
3800 Bridge Parkway
Redwood Shores, CA 94065

Re:           Resignation of Board/Officer Positions

To the Board of Directors of iPass Inc.:

I hereby resign as a Director on the Board of Directors of iPass Inc. (the “Company”) effective at the close of business on the date the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 is filed with the Securities and Exchange Commission, and as a director, and from any other positions or offices that I may hold, of the Company’s domestic and foreign subsidiary entities.

I wish the best for the continued success of the Company and its subsidiaries.

Sincerely,

/s/ Kenneth D. Denman

Kenneth D. Denman

Exhibit B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by iPass Inc. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.         Nondisclosure

1.1         Recognition of Company's Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2         Proprietary Information.  The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3         Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4         No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.         Assignment of Inventions.

2.1         Proprietary Rights.  The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2                  Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions").  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3                  Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

2.4                  Nonassignable Inventions.  This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870").  I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5                  Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6                  Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

2.7                  Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8                  Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.         Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.         Additional Activities.  I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.  I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not directly or indirectly, induce or encourage, or attempt to induce or encourage, any employee of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5.         No Conflicting Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.         Return of Company Documents.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7.         Legal and Equitable Remedies.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.         Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.         Notification of New Employer.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.         General Provisions.

10.1                  Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2                  Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3                  Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4                  Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5                  Employment.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

10.6                  Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7                  Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: October 30, 2001.

I have read this Agreement carefully and understand its terms.  I have completely filled out Exhibit B to this Agreement.

Dated:  November 12, 2001

/s/ Kenneth D. Denman
Signature

Kenneth D. Denman
(Printed Name)

Accepted and Agreed To:

iPass Inc.

By:     /s/ J. Michael Badgis

Title:  Sr. Director, Human Resources

(Address)  3800 Bridge Parkway
Redwood Shores, CA  94065

Exhibit A

LIMITED EXCLUSION NOTIFICATION

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)         Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

(2)         Result from any work performed by you for the Company.
         To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

         This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I acknowledge receipt of a copy of this notification.

By: Ken Denman
(Print Name of Employee)
                                  Date:  November 15, 2001

Witnessed by:

J. Michael Badgis

(Printed Name of Representative)

Dated:  November 15, 2001

Exhibit B

TO:	iPass Inc.

FROM:	Ken Denman

DATE:	November 15, 2001

SUBJECT:	Previous Inventions

1.         Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by iPass Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐         No inventions or improvements.

☑         See below:

            Provisional patent filed 2000 re: hosted VoIP replacement for key systems and PBXs and Integrating computer telephony integration leveraging VPNs.

☐	Additional sheets attached.

2.         Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement                                                            Party(ies)                                           Relationship

1.

2.

3.

☐	Additional sheets attached..